Exhibit 21

Subsidiaries of MidWestOne Financial Group, Inc.

Subsidiary Name	Name Under Which Doing Business	State or Other Jurisdiction in which Incorporated

MidWestOne Bank & Trust	—	Iowa
(f/ka Mahaska State Bank)

Central Valley Bank	—	Iowa*

MIC Financial, Inc.	—	Iowa

Pella State Bank	—	Iowa

MidwestOne Bank	—	Iowa*
(f/k/a Midwest Federal Savings)

MidWestOne Investment Services, Inc.	—	Iowa

* Central Valley Bank and MidWestOne Bank converted from federally-chartered thrifts to Iowa-chartered commercial banks effective January 1, 2004.